Exhibit 99.1

For Immediate Release

January 27, 2009

VIST Financial Corp. Announces Fourth Quarter Earnings

Wyomissing, PA: VIST Financial Corp. (“Company”) (NASDAQ: VIST), reported net income for the quarter ended December 31, 2008 was $1,772,000, a 12.8% decrease over net income of $2,032,000 for the same period in 2007.  Net income for the twelve months ended December 31, 2008 was $191,000, a 97.4% decrease over net income of $7,470,000 for the same period in 2007.  Total revenue for the quarter ended December 31, 2008 was $20,037,000 as compared to $22,130,000 for the same period in 2007, a 9.5% decrease.  Total revenue for the twelve months ended December 31, 2008 was $77,251,000 as compared to $85,784,000 for the same period in 2007, a 9.9% decrease.

On December 19, 2008, as part of the United States Department of the Treasury’s TARP Capital Purchase Program (“CPP”), the Company issued 25,000 shares of preferred stock for an aggregate purchase price of $25 million in cash.  For a complete discussion of the perpetual preferred issuance, please see the Assets, Liabilities and Shareholders’ Equity later in this release.

Commenting on the fourth quarter 2008 and full year performance, Robert D. Davis, President and Chief Executive Officer of VIST Financial Corp. said, “Our fourth quarter and calendar year over year performance reflects the tumultuous events of 2008.  As the year progressed, the contagion of a seemingly controllable sub-prime mortgage crisis produced an impact on the global and national economy of unprecedented dimensions.  Despite the economic headwinds faced by VIST Financial and all financial services firms, our company continues to be well capitalized at both the holding company and bank level, which will allow our company to navigate through 2009 and beyond.  As previously announced, VIST Financial applied for and received $25 million in Tier 1

VIST BANK	VIST CAPITAL MANAGEMENT	VIST INSURANCE	VIST MORTGAGE

Capital on December 19, 2008.  Proceeds from the Capital Purchase Program were granted to eligible financial institutions committed to supporting future growth in their communities.”  Davis continued, “The primary use of $25 million will be used to support loan growth in our market consistent with our commercial client-centered strategy.  Validation of the use of these proceeds continues to be reflected in fourth quarter loan growth of over $17 million and annual loan growth of over $65 million, or 8% respectively, for both periods.”

“In addition to the strength of our capital position, our operating earnings before extraordinary charges, including the one time non-cash charge related to our investment in preferred shares of Freddie Mac and Fannie Mae, continue to be strong.  While VIST Financial is fortunate to have a strong and experienced senior management team, the Company has delayed any senior management salary increases for 2009 until such time as reported earnings meet levels consistent with shareholder expectations.  Based on 2008 results there were no bonuses paid to senior managers for 2008.”

Commenting on overall asset quality trends, Davis concluded, “Management is confident we have taken prudent action in charging off under-collateralized and non-performing loans as identified in a thorough review of our entire loan portfolio.”

Included in the operating results for the twelve and three months ended December 31, 2008, were pretax losses on the sale of equity securities of approximately $7.3 million and $454,000, respectively, relating to perpetual preferred stock associated with Fannie Mae and Freddie Mac.  Also included in the operating results for the twelve months ended December 31, 2008 were pretax losses on the sale of the Company’s equity holdings of $141,000 in Fannie Mae common stock and $104,000 in Wachovia Corporation common stock.  The total amount of pretax losses on the sale of the Company’s equity holdings included in the operating results for the twelve and three months ended December 31, 2008, were approximately $7.5 million and $454,000, respectively.

Under section 301 of the Emergency Economic Stabilization Act of 2008 (“EESA”), signed into law on October 3, 2008, the capital loss resulting from the sale of $7.3 million and $454,000 Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings for the twelve and three months ended December 31, 2008, respectively, is treated as an ordinary loss.  The ordinary loss treatment allowed the Company to recognize a tax benefit of approximately $2.5 million.  Due to technical provisions within the accounting pronouncements governing the timing of the tax treatment of the ordinary loss, the Company recorded the $2.5 million tax benefit in the fourth quarter of 2008.

Net Interest Income

For the twelve months ended December 31, 2008, net interest income before the provision for loan losses increased 5.3% to $35,341,000 compared to $33,569,000 for the same period in

2007.  The increase in net interest income for the twelve months resulted from a 3.5% decrease in total interest income to $65,978,000 from $68,404,000 and a 12.1% decrease in total interest expense to $30,637,000 from $34,835,000.  For the three months ended December 31, 2008, net interest income before the provision for loan losses increased 0.8% to $8,595,000 compared to $8,529,000 for the same period in 2007.  The increase in net interest income for the three months resulted from a 7.3% decrease in total interest income to $16,091,000 from $17,350,000 and a 15.0% decrease in total interest expense to $7,496,000 from $8,821,000.

The decrease in total interest income for the twelve and three months ended December 31, 2008, resulted primarily from lower interest rates compared to the same periods in 2007.  Average earning assets for the twelve and three month periods ended December 31, 2008, increased $104,402,000 and $97,777,000, respectively, compared to the same periods in 2007 due primarily to strong growth in commercial loans and available for sale investment securities.

The decrease in total interest expense for the twelve and three months ended December 31, 2008, resulted primarily from lower interest rates compared to the same periods in 2007.  Average interest-bearing liabilities for the twelve and three months ended December 31, 2008, increased $104,474,000 and $101,745,000, respectively, compared to the same periods in 2007.  The increases in interest-bearing liabilities are due primarily to an increase in average interest-bearing deposits for the twelve and three months ended December 31, 2008, of $38,619,000 and $103,156,000, respectively, and from an increase in average securities sold under agreements to repurchase and average long term borrowings for the twelve months ended December 31, 2008 of $66,532,000.

The provision for loan losses for the twelve months ended December 31, 2008, was $4,835,000 compared to $998,000 for the same period in 2007.  The provision for loan losses for the three months ended December 31, 2008, was $2,250,000 compared to $400,000 for the same period in 2007.  As of December 31, 2008, the allowance for loan losses was $8,124,000 compared to $7,264,000 as of December 31, 2007, an increase of 11.8%.  The increase in the provision is due primarily to an increase in outstanding loans and the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process.  At December 31, 2008, total non-performing loans were $10,844,000 or 1.2% of total loans compared to $6,557,000 or 0.8% of total loans at December 31, 2007.  The $4,287,000 increase in non-performing loans from December 31, 2007 to December 31, 2008, was due primarily to three commercial real estate loans totaling approximately $4,645,000.  Management has determined that the current allowance for loan losses is adequate as of December 31, 2008.

Net interest income after the provision for loan losses for the twelve and three months ended December 31, 2008, was $30,506,000 and $6,345,000, respectively, compared to $32,571,000 and $8,129,000, respectively, for the same periods in 2007.

For the twelve months ended December 31, 2008, the net interest margin on a fully taxable equivalent basis was 3.45% compared to 3.63% for the same period in 2007.  For the three months ended December 31, 2008, the net interest margin on a fully taxable equivalent basis was 3.27% compared to 3.57% for the same period in 2007.  The decrease in net interest margin for the comparative twelve and three month periods ended December 31, 2008, was due mainly to lower yields on commercial loans resulting from decreases in short-term interest rates over the same periods in 2007 offset by strong organic commercial loan originations and a disciplined approach to deposit pricing.

Non-Interest Income

Total non-interest income for the twelve months ended December 31, 2008, decreased 35.1% to $11,273,000 compared to $17,380,000 for the same period in 2007.  Total non-interest income for the three months ended December 31, 2008, decreased 17.4% to $3,946,000 compared to $4,780,000 for the same period in 2007, primarily due to the loss on the sale of certain equity holdings discussed below.

Net securities losses were $7,230,000 for the twelve months ended December 31, 2008, compared to net securities losses of $2,324,000 for the same period in 2007.  Net securities losses were $436,000 for the three months ended December 31, 2008, compared to net securities gains of $84,000 for the same period in 2007.  Net securities losses for the twelve and three months ended December 31, 2008, were primarily due to the loss on the sale of approximately $7.3 million in perpetual preferred stock associated with the federal takeover of government sponsored enterprises (“GSE’s”) Fannie Mae and Freddie Mac, placed into conservatorship by the Federal Housing Finance Agency and the U.S. Treasury.  Net securities losses for the twelve months ended December 31, 2007 were primarily due to the sale of $64.1 million in lower-yielding available for sale securities as part of a balance sheet restructuring completed in the first quarter of 2007.

For the twelve months ended December 31, 2008, revenue from commissions and fees from insurance sales decreased 0.7% to $11,284,000 compared to $11,362,000 for the same period in 2007.  For the three months ended December 31, 2008, revenue from commissions and fees from insurance sales increased 2.7% to $2,761,000 compared to $2,688,000 for the same period in 2007.  The decrease for the comparative twelve month periods is mainly attributed to decreased contingency income while the increase for the comparative three month periods is mainly attributed to an increase in commission income on group insurance products offered through VIST Insurance, LLC, a wholly owned subsidiary of the Company.

For the twelve months ended December 31, 2008, revenue from mortgage banking activity decreased to $897,000 from $1,894,000, or 52.6%, for the same period in 2007.  For the three months ended December 31, 2008, revenue from mortgage banking activity decreased to $87,000 from $370,000, or 76.5%, for the same period in 2007.  The decrease for the comparative twelve and three month periods is primarily due to a decline in the volume of loans sold into the secondary mortgage market.  The Company operates its mortgage banking activities through VIST Mortgage, a division of VIST Bank.

For the twelve months ended December 31, 2008, revenue from brokerage and investment advisory commissions and fee activity decreased to $813,000 from $886,000, or 8.2%, for the same period in 2007.  For the three months ended December 31, 2008, revenue from brokerage and investment advisory commissions and fee activity decreased to $163,000 from $235,000, or 30.6%, for the same period in 2007.  The decrease for the comparative twelve and three month periods is due primarily to a decrease in investment advisory service activity offered through VIST Capital Management, LLC, a wholly owned subsidiary of the Company.

For the twelve months ended December 31, 2008, service charges on deposits increased to $2,964,000 from $2,657,000, or 11.6%, for the same period in 2007.  For the three months ended December 31, 2008, service charges on deposits increased to $775,000 from $664,000, or 16.7%, for the same period in 2007.  The increase for the comparative twelve and three month periods is due primarily to an increase in commercial account analysis fees, uncollected funds charges and non-sufficient funds charges.

For the twelve months ended December 31, 2008, earnings on investment in life insurance increased to $690,000 from $667,000, or 3.4%, for the same period in 2007.  For the three months ended December 31, 2008, earnings on investment in life insurance increased to $187,000 from $180,000, or 3.9%, for the same period in 2007.  The increase for the comparative twelve and three month periods is due primarily to increased earnings credited on the Company’s bank owned life insurance (“BOLI”).

For the twelve months ended December 31, 2008, other income including gain on sale of loans decreased to $1,855,000 from $2,238,000, or 17.1%, for the same period in 2007.  For the three months ended December 31, 2008, other income including gain on sale of loans decreased to $409,000 from $559,000, or 26.8%, for the same period in 2007.  The decrease for the comparative twelve and three month periods is due primarily to a decrease in merchant commission income and a declining volume of SBA loans sold.

Non-Interest Expense

Total non-interest expense for the twelve months ended December 31, 2008, increased 7.1% to $43,638,000 compared to $40,735,000 for the same period in 2007.  Total non-interest expense for the three months ended December 31, 2008, increased 10.3% to $11,469,000 compared to $10,397,000 for the same period in 2007.

Salaries and benefits were $22,078,000 for the twelve months ended December 31, 2008, an increase of 2.4% compared to $21,561,000 for the same period in 2007.  Salaries and benefits were $5,569,000 for the three months ended December 31, 2008, an increase of 4.0% compared to $5,355,000 for the same period in 2007.  Included in salaries and benefits for the twelve months ended December 31, 2008, and December 31, 2007, were stock-based compensation costs of $319,000 and $255,000, respectively.  Included in salaries and benefits for the three months ended December 31, 2008, and December 31, 2007, were stock-based compensation costs of $61,000 and $65,000, respectively.  Total commissions paid for the twelve months ended December 31, 2008 and 2007 were $1,557,000 and $1,575,000, respectively.  Total commissions paid for the three months ended December 31, 2008 and 2007 were $258,000 and $353,000, respectively.

For the twelve months ended December 31, 2008, occupancy expense and furniture and equipment expense increased to $7,397,000 from $6,854,000, or 7.9%, for the same period in 2007.  For the three months ended December 31, 2008, occupancy expense and furniture and equipment expense increased to $2,108,000 from $1,683,000, or 25.3%, for the same period in 2007.  The increase for the comparative twelve and three month periods is due primarily to an increase in building lease expense including a lease termination for a planned branch consolidation, equipment repairs expense and equipment and software maintenance expense.

For the twelve months ended December 31, 2008, professional services expense increased to $2,594,000 from $1,835,000, or 41.4%, for the same period in 2007.  For the three months ended December 31, 2008, professional services expense increased to $797,000 from $636,000, or 25.3%, for the same period in 2007.  The increase for the comparative twelve and three month periods is due primarily to an increase in legal fees associated with the Company’s name change to VIST Financial Corp., costs associated with the outsourcing of the internal audit function and other general Company business.

For the twelve months ended December 31, 2008, outside processing expense increased to $3,334,000 from $3,203,000, or 4.1%, for the same period in 2007.  For the three months ended December 31, 2008, outside processing expense increased to $875,000 from $808,000, or 8.3%, for the same period in 2007.  The increase for the comparative twelve and three month periods is due primarily to costs incurred for computer services and network fees.

For the twelve months ended December 31, 2008, advertising and marketing expense decreased to $1,635,000 from $1,672,000, or 2.2%, for the same period in 2007.  For the three months ended December 31, 2008, advertising and marketing expense decreased to $233,000 from $501,000, or 53.5%, for the same period in 2007.  The decrease for the comparative twelve month periods is due primarily to re-branding costs associated with the Company’s name change to VIST Financial Corp.  The decrease for the comparative twelve and three month periods is due primarily to reduced costs for market research and media advertisement.

For the twelve months ended December 31, 2008, insurance expense increased to $1,262,000 from $614,000, or 105.5%, for the same period in 2007.  For the three months ended December 31, 2008, insurance expense increased to $440,000 from $123,000, or 257.7%, for the same period in 2007.  The increase in insurance expense for the comparative twelve and three month periods is due primarily to higher FDIC deposit insurance premiums resulting from the implementation of the FDIC risk-related premium assessment.

Income Tax Expense

Income tax expense for the twelve months ended December 31, 2008, was $(2,050,000), a 217.4% decrease compared to income tax expense of $1,746,000 for the twelve months ended December 31, 2007.  Income tax expense for the three months ended December 31, 2008, was $(2,950,000), a 714.6% decrease compared to income tax expense of $480,000 for the three months ended December 31, 2007.  The effective income tax rate for the twelve months ended December 31, 2008 and 2007 was 110.3% and 18.9%, respectively.  The effective income tax rate for the three months ended December 31, 2008 and 2007 was 250.4% and 19.1%, respectively.  The increase in the effective income tax rate for the comparative twelve and three month periods is due primarily to the timing of the tax benefit treatment of the pretax ordinary loss resulting from the $7.3 million of Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings for the twelve and three months ended December 31, 2008, discussed earlier.  The ordinary loss treatment allowed the Company to recognize the tax benefit of approximately $2.5 million in the fourth quarter of 2008.  Also included in income tax expense for the twelve and three months ended December 31, 2008 and 2007 is a federal tax benefit from a $5,000,000 investment in an affordable housing, corporate tax credit limited partnership.

Earnings Per Share

Diluted earnings per share for the twelve months ended December 31, 2008, were $0.03 on average shares outstanding of 5,694,803, a 97.7% decrease as compared to diluted earnings per share of $1.31 on average shares outstanding of 5,696,103 for the twelve months ended December 31, 2007.  Diluted earnings per share for the three months ended December 31, 2008, were $0.31 on average shares outstanding of 5,697,280, a 13.9% decrease as compared to diluted earnings per share of $0.36 on average shares outstanding of 5,677,792 for the three months ended December 31, 2007.  The decrease in diluted earnings per share for the comparative twelve and three month periods ended December 31, 2008, is due primarily to the pretax ordinary loss resulting from the $7.3 million of Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings discussed earlier.

Assets, Liabilities and Shareholders’ Equity

Total assets as of December 31, 2008 increased $99,913,000, or 8.9%, to $1,224,864,000 compared to $1,124,951,000 at December 31, 2007.  Total loans as of December 31, 2008 increased $65,307,000, or 8.0%, to $886,305,000 compared to $820,998,000 at December 31, 2007.  Commercial loan balances as of December 31, 2008 increased $51,216,000, or 7.9%, to $701,964,000 compared to $650,748,000 at December 31, 2007.  Total deposits increased $137,955,000, or 19.4%, to $850,600,000 compared to $712,645,000 at December 31, 2007.

Total borrowings as of December 31, 2008, decreased $51,102,000, or 17.4%, to $243,221,000 compared to $294,323,000 at December 31, 2007.

Shareholders’ equity as of December 31, 2008 increased $15,897,000, or 14.9%, to $122,489,000 compared to $106,592,000 at December 31, 2007.

On December 19, 2008, the Company issued to the United States Department of the Treasury (“Treasury”) 25,000 shares of Series A, Fixed Rate, Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) with a par value of $0.01 per share, a liquidation preference of $1,000 per share and a warrant (“Warrant”) to purchase 364,078 shares of the Company’s common stock, par value $5.00 per share, for an aggregate purchase price of $25,000,000 in cash.

The Series A Preferred Stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  The Series A Preferred Stock may be redeemed by the Company after three years.  Prior to the end of three years, the Series A Preferred Stock may be redeemed by the Company only with proceeds from the sale of qualifying equity securities of the Company.

The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $10.30 per share of common stock.  If the Company receives aggregate gross cash proceeds of not less than $25,000,000 from qualified equity offerings on or prior to December 31, 2009, the number of shares of common stock issuable pursuant to exercise of the Warrant will be reduced by one half of the original number of shares underlying the Warrant.

Also, included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, as of December 31, 2008, of $8,600,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $1,116,000 at December 31, 2007.  The increase in shareholders’ equity for the comparative twelve and three month periods ended December 31, 2008, is due primarily to the issuance of preferred stock offset by the after tax ordinary loss resulting from the Fannie Mae and Freddie Mac perpetual preferred stock charged to earnings discussed earlier.

Quarterly Shareholder and Investor Conference

VIST Financial Corp. will be hosting a quarterly shareholder and investor conference call on Wednesday, January 28, 2009, at 8:30 a.m. ET.  Interested parties can join the conference and have the ability to ask questions by calling 888-206-4863.  The conference call is titled VIST Financial Corp Quarterly Earnings Call.  The conference call will be available through our webcast at:

http://tinyurl.com/VISTfc

The conference call webcast can also be accessed through a link located under the Investor Relations page within VIST Financial Corp’s website:  http://www.VISTfc.com.

The conference call will be archived for 90 days and will be available at the link above and on the Company’s Investor Relations webpage.

VIST Financial Corp. (formerly Leesport Financial Corp.) is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, Philadelphia and Lancaster Counties.

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.603.7251

Nasdaq — VIST

www.VISTfc.com

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Twelve Months Ended
	December 31,	December 31,
	2008	2007
	(unaudited)
Assets
Investment securities and interest bearing cash	$235,760	$195,437
Mortgage loans held for sale	2,283	3,165
Loans:
Commercial loans	701,964	650,748
Consumer loans	136,713	126,710
Mortgage loans	47,628	43,540
Total loans	$886,305	$820,998

Earning assets	$1,124,348	$1,019,600
Total assets	1,224,864	1,124,951

Liabilities and shareholders’ equity Deposits:
Non-interest bearing deposits	108,645	109,718
NOW, money market and savings	307,210	309,222
Time deposits	434,745	293,705
Total deposits	$850,600	$712,645

Federal funds purchased	$53,424	$118,210
Securities sold under agreements to repurchase	120,086	110,881

Long-term debt	50,000	45,000
Junior subordinated debt	19,711	20,232
Shareholders’ equity	$122,489	$106,592

Actual common shares outstanding	5,700,075	5,657,145
Book value per common share	$17.10	$18.84

	Asset Quality Data
	As Of and For The Period Ended
	Twelve Months	Twelve Months
	December 31,	December 31,
	2008	2007
	(unaudited)
Non-accrual loans	$10,704	$3,552
Loans past due 90 days or more still accruing	140	3,005
Total non-performing loans	10,844	6,557
Other real estate owned	263	549
Total non-performing assets	$11,107	$7,106

Renegotiated troubled debt	285	267

Loans outstanding at end of period	$886,305	$820,998
Allowance for loan losses	8,124	7,264

Net charge-offs to average loans (annualized)	0.46%	0.17%
Allowance for loan losses as a percent of total loans	0.92%	0.88%
Allowance for loan losses as a percent of total non-performing loans	74.92%	110.78%

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances		Average Balances
	For the Three Months Ended		For the Twelve Months Ended
	(unaudited)		(unaudited)
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Assets
Investment securities and interest bearing cash	$217,113	$178,387	$209,633	$173,059
Mortgage loans held for sale	1,182	2,952	1,433	3,705
Loans:
Commercial loans	692,920	644,611	682,373	618,545
Consumer loans	134,744	127,173	129,845	128,479
Mortgage loans	47,137	42,196	45,617	40,711
Total loans	$874,801	$813,980	$857,835	$787,735

Interest-earning assets	$1,093,096	$995,319	$1,068,901	$964,499

Goodwill and intangible assets	44,663	43,173	43,516	43,406
Total assets	1,198,907	1,096,709	1,173,094	1,067,414

Liabilities and shareholders’ equity Deposits:
Non-interest bearing deposits	109,572	106,235	107,642	106,782

Interest bearing deposits:
NOW, money market and savings	313,430	318,662	322,597	312,754
Time deposits	413,890	305,502	351,011	322,235
Total Interest-Bearing Deposits	727,320	624,164	673,608	634,989

Total deposits	$836,892	$730,399	$781,250	$741,771

Short term borrowings	$51,877	$106,116	$76,307	$76,805
Securities sold under agreements to repurchase	121,653	99,186	120,615	95,178

Long-term debt	55,870	25,217	58,811	17,716
Junior subordinated debt	20,108	20,400	20,133	20,312

Interest-bearing Liabilities	976,828	875,083	949,474	845,000

Shareholders’ equity	$101,343	$106,144	$105,006	$104,409

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	(unaudited)		(unaudited)
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Interest income	$16,091	$17,350	$65,978	$68,404
Interest expense	7,496	8,821	30,637	34,835
Net interest income	8,595	8,529	35,341	33,569
Provision for loan losses	2,250	400	4,835	998
Net Interest Income after provision for loan losses	6,345	8,129	30,506	32,571

Securities gains (losses), net	(436)	84	(7,230)	(2,324)
Commissions and fees from insurance sales	2,761	2,688	11,284	11,362
Mortgage banking activities	87	370	897	1,894
Brokerage and investment advisory commissions and fees	163	235	813	886
Service charges on deposits	775	664	2,964	2,657
Earnings on investment in life insurance	187	180	690	667
Other income	409	559	1,855	2,238
Total non-interest income	3,946	4,780	11,273	17,380

Salaries and employee benefits	5,569	5,355	22,078	21,561
Occupancy expense	1,422	1,075	4,707	4,309
Furniture and equipment expense	686	608	2,690	2,545
Other operating expense	3,792	3,359	14,163	12,320
Total non-interest expense	11,469	10,397	43,638	40,735
(Loss) income before income taxes	(1,178)	2,512	(1,859)	9,216
Income taxes	(2,950)	480	(2,050)	1,746
Net income	$1,772	$2,032	$191	$7,470

Per Share Data:
Basic average shares outstanding	5,697,280	5,659,352	5,689,421	5,671,951
Diluted average shares outstanding	5,697,280	5,677,792	5,694,803	5,696,103
Basic earnings per share	$0.31	$0.36	$0.03	$1.32
Diluted earnings per share	0.31	0.36	0.03	1.31
Cash dividends per share	0.10	0.20	0.50	0.77

Profitability Ratios:
Return on average assets	0.59%	0.74%	0.02%	0.70%
Return on average shareholders’ equity	6.96%	7.60%	0.18%	7.15%
Return on average tangible equity (equity less goodwill and intangible assets)	12.44%	12.80%	0.31%	12.25%
Net interest margin (fully taxable equivalent)	3.27%	3.57%	3.45%	3.63%
Effective tax rate	250.42%	19.11%	110.27%	18.95%

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2008	2007
Assets
Cash and due from banks	$18,964	$25,473
Interest-bearing deposits in banks	320	316
Total cash and cash equivalents	19,284	25,789

Mortgage loans held for sale	2,283	3,165
Securities available for sale	232,380	192,043
Securities held to maturity	3,060	3,078
Loans, net of allowance for loan losses 12/2008 - $8,124; 12/2008 - $7,264	878,181	813,734
Premises and equipment, net	6,591	6,892
Identifiable intangible assets	4,833	3,892
Goodwill	39,732	39,189
Bank owned life insurance	18,552	17,857
Other assets	19,968	19,312
Total assets	$1,224,864	$1,124,951

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$108,645	$109,718
Interest bearing	741,955	602,927
Total deposits	850,600	712,645
Securities sold under agreements to repurchase	120,086	110,881
Federal funds purchased	53,424	118,210
Long-term debt	50,000	45,000
Junior subordinated debt	19,711	20,232
Other liabilities	8,554	11,391
Total liabilities	1,102,375	1,018,359

Shareholders’ Equity
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidiation preference per share; 25,000 shares issued at December 31, 2008 and no shares issued at December 31, 2007
Common stock: $5.00 par value ; Authorized 20,000,000 shares; 5,768,429 shares issued at December 31, 2008 and 5,746,998 shares issued at December 31, 2007	28,842	28,735
Stock Warrants	2,307	—
Surplus	64,349	63,940
Retained earnings	14,383	17,039
Accumulated other comprehensive loss	(8,600)	(1,116)
Treasury stock; 68,354 shares at December 31, 2008 and 89,853 shares at December 31, 2007, at cost	(1,485)	(2,006)
Total shareholders’ equity	122,489	106,592
Total liabilities and shareholders’ equity	$1,224,864	$1,124,951

SELECTED HIGHLIGHTS

Cash Dividends Declared
December 2007		$0.20
March 2008		$0.20
June 2008		$0.20
October 2008		$0.10

Common Stock (VIST)
Quarterly Closing Price
12/31/2007		$17.85
03/31/2008		$17.77
06/30/2008		$14.23
09/30/2008		$12.00
12/31/2008		$7.73

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$13,049	$14,967	$54,532	$59,234
Interest on securities:
Taxable	2,733	2,015	9,942	7,859
Tax-exempt	280	178	959	571
Dividend income	26	186	533	712
Other interest income	3	4	12	28
Total interest income	16,091	17,350	65,978	68,404

Interest Expense
Interest on deposits	5,351	5,832	20,874	24,428
Interest on short-term borrowings	117	1,264	1,826	3,940
Interest on securities sold under agreements to repurchase	1,111	982	4,128	3,906
Interest on long-term debt	562	264	2,372	663
Interest on junior subordinated debt	355	479	1,437	1,898
Total interest expense	7,496	8,821	30,637	34,835

Net interest income	8,595	8,529	35,341	33,569
Provision for loan losses	2,250	400	4,835	998
Net interest income after provision for loan losses	6,345	8,129	30,506	32,571

Other income:
Customer service fees	775	664	2,964	2,657
Mortgage banking activities, net	87	370	897	1,894
Commissions and fees from insurance sales	2,761	2,688	11,284	11,362
Broker and investment advisory commissions and fees	163	235	813	886
Earnings on investment in life insurance	187	180	690	667
Gain on sale of loans	—	11	47	164
Gain (loss) on sales of securities	(436)	84	(7,230)	(2,324)
Other income	409	548	1,808	2,074
Total other income	3,946	4,780	11,273	17,380

Other expense:
Salaries and employee benefits	5,569	5,355	22,078	21,561
Occupancy expense	1,422	1,075	4,707	4,309
Furniture and equipment expense	686	608	2,690	2,545
Marketing and advertising expense	233	501	1,635	1,672
Identifiable intangible amortization	171	150	629	622
Professional services	797	636	2,594	1,835
Outside processing expense	875	808	3,334	3,203
Insurance expense	440	123	1,262	614
Other expense	1,276	1,141	4,709	4,374
Total other expense	11,469	10,397	43,638	40,735

(Loss) income before income taxes	(1,178)	2,512	(1,859)	9,216
Income taxes	(2,950)	480	(2,050)	1,746
Net income	$1,772	$2,032	$191	$7,470

Per Share Data
Average shares outstanding	5,697,280	5,659,352	5,689,421	5,671,951
Basic earnings per share	$0.31	$0.36	$0.03	$1.32
Average shares outstanding for diluted earnings per share	5,697,280	5,677,792	5,694,803	5,696,103
Diluted earnings per share	$0.31	$0.36	$0.03	$1.31
Cash dividends declared per share	$0.10	$0.20	$0.50	$0.77